Exhibit 99.1

Volt Information Sciences Reports First Quarter Results

NEW YORK--(BUSINESS WIRE)--Volt Information Sciences, Inc. (NYSE: VOL) today reported financial results for the Company’s first quarter ended January 27, 2008.

Volt will conduct a conference call webcast at 11:00 A.M. (EDT) today to discuss first quarter results. The conference call dial-in number is 1-877-675-5901 (domestic) or 1-517-308-9329 (international), passcode: First Quarter. The conference call will be broadcast live over the Internet and can be accessed for the next 30 days at http://www.volt.com/investor/press_release.cfm.

Attached is a summary of the Company’s results of operations and the notes thereto. The notes are an integral part of the summary.

FIRST QUARTER FISCAL 2008 RESULTS

For the first quarter of fiscal 2008 ended January 27, 2008, the Company reported a net loss of $13.2 million, or $0.59 per share, compared to net income of $0.7 million, or $0.03 per share, in the fiscal 2007 first quarter. Net sales for the 2008 quarter increased to $590.5 million, compared to $548.8 million in last year’s comparable quarter.

Included in the net loss for the quarter was a previously announced charge of $12.2 million net of taxes, or $0.55 per share, (pretax charge of $19.3 million) to establish a reserve for certain costs included in inventory related to work performed and for additional costs expected to be incurred to complete that work under an installation contract in the Company’s Telecommunications Services segment. The Company learned at the end of January 2008 that it may not be reimbursed for certain work performed under that installation contract. While the Company believes that it is entitled to be compensated for a certain portion of the amount included in the reserve, it cannot at this time determine the amount for which it will be reimbursed.

Commenting on the results for the first quarter, Mr. Steven A. Shaw, President and CEO of Volt, stated “The establishment of the reserve for the Telecommunications Services segment resulted in our reporting an operating loss in what is traditionally the least profitable quarter of the Company’s fiscal year. The Telecommunications Services segment’s issues are primarily related to out of scope work performed and additional costs incurred under a single installation contract. We are taking all necessary steps to address and correct the situation and the contract has been amended on a go forward basis to allow the segment to perform certain work under the contract with more favorable pricing. The Computer Systems segment is continuing to integrate the LSSi acquisition according to plan and the Company has replaced its expiring $40 million secured credit facility with a new $42 million five-year unsecured revolving credit facility which will provide us flexible financing alternatives for years to come.”

STAFFING SERVICES

The $14.9 million, or 3%, increase in net sales in the first quarter of fiscal 2008 from the comparable fiscal 2007 period was due to a $15.9 million increase in the Technical Placement division partially offset by a $1.0 million decrease in the Administrative and Industrial division. The segment’s operating profit increased by $0.1 million, or 2%, as an increase in the Administrative and Industrial’s operating profit was substantially offset by a decrease in the Technical Placement’s operating profit. The Administrative and Industrial division’s operating profit increased by $2.7 million due to increased gross margin percentage as a result of decreased payroll taxes and reductions in overhead due to the closing of under-performing offices. Despite the increase in sales, the operating profit of the Technical Placement division decreased by $2.6 million due to lower gross margins as a result of a change in the sales mix, start-up costs and higher indirect labor costs for VMC Consulting projects as well as increased indirect labor in Volt Europe to sustain the increased sales growth.

COMPUTER SYSTEMS

The Computer Systems segment’s sales increase of $4.3 million, or 9%, in the first quarter of fiscal 2008 over the comparable 2007 period was primarily due to increases of $5.3 million in transaction revenue due to the acquisition of LSSi in the fourth quarter of fiscal 2007 and an increase in the Maintech division’s IT maintenance sales of $2.6 million due to increased business, partially offset by a $3.6 million reduction in project and other revenue primarily due to two international projects recognized in the 2007 period. The decrease in operating profit of $2.4 million, or 43%, was attributable to lower high-margin project revenue in the first quarter of fiscal 2008 and expenses related to the LSSi acquisition which included a $1.5 million ($0.9 million net of taxes, or $0.04 per share) restructuring charge, as a result of personnel downsizing due to efficiencies, and additional amortization of intangible assets.

TELEPHONE DIRECTORY

The Telephone Directory segment’s sales decrease of $2.9 million, or 17%, for the first quarter of fiscal 2008 from the comparable 2007 period primarily resulted from decreases of $3.0 million, or 31%, in publishing sales due to the timing of delivery of telephone directories. The segment’s operating profit decreased by $1.5 million, or 69%, primarily due to lower gross margins as a result of lower publishing sales in Uruguay.

TELECOMMUNICATIONS SERVICES

The Telecommunications Services segment’s sales increase of $25.8 million, or 121%, in the first quarter of fiscal 2008 over the comparable 2007 period was due to increases of $26.7 million in the Construction and Engineering division offset by a decrease of $0.9 million in the Network Enterprise Solutions division. The increased sales in the Construction and Engineering division in fiscal 2008 resulted from revenue recognized on two construction contracts in the first quarter of fiscal 2008 and a large fiber optic contract which ramped up in the latter half of fiscal 2007. The segment sustained a loss of $19.2 million in the 2008 first quarter compared to $0.7 million in the comparable prior year period due to loss reserves established during the quarter on the installation contract as well as lower margins on other projects completed this year as compared to jobs completed in the comparable prior year period.

GENERAL CORPORATE EXPENSES

The decrease in General Corporate expenses compared to the 2007 quarter resulted from a reduction in amortization of the corporate enterprise resource planning system software and communication expenses.

CASH AND CASH EQUIVALENTS

Cash and cash equivalents, excluding restricted cash, was $44.1 million at the end of the quarter. At January 27, 2008, the Company had sold a participating interest in accounts receivable of $100.0 million under its securitization program and had the ability to finance an additional $100.0 million under the facility.

On February 28, 2008, the Company’s $40.0 million revolving secured credit facility scheduled to terminate in April 2008 was replaced with a new undrawn $42.0 million five-year unsecured revolving credit facility. At January 27, 2008, there were no borrowings under the former facility.

In addition, the Company’s wholly owned subsidiary, Volt Delta Resources (“Volt Delta”), may borrow under a separate $100.0 million revolving secured credit facility (“Delta Credit Facility”). The Delta Credit Facility terminates in December 2009, unless extended. At January 27, 2008, Volt Delta had borrowed $79.5 million under the Delta Credit Facility.

Volt Information Sciences, Inc. is a leading national provider of Staffing Services and Telecommunications and Information Solutions with a Fortune 100 customer base. Operating through a network of over 300 Volt Services Group branch offices, the Staffing Services segment fulfills IT and other technical, commercial and industrial placement requirements of its customers, on both a temporary and permanent basis. The Telecommunications and Information Solutions businesses, which include the Telecommunications Services, Computer Systems and Telephone Directory segments, provide complete telephone directory production and directory publishing; a full spectrum of telecommunications construction, installation and engineering services; and advanced information and operator services systems for telephone companies. For additional information, please visit Volt’s web site at http://www.volt.com.

This press release contains forward-looking statements which are subject to a number of known and unknown risks, including general economic, competitive and other business conditions, the degree and timing of customer utilization and the rate of renewals of contracts with the Company, that could cause actual results, performance and achievements to differ materially from those described or implied in the forward-looking statements. Information concerning these and other factors that could cause actual results to differ materially from those in the forward-looking statements is contained in Company reports filed with the Securities and Exchange Commission. Copies of the Company’s latest Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, as filed with the Securities and Exchange Commission and the New York Stock Exchange, are available without charge upon request to Volt Information Sciences, Inc., 560 Lexington Avenue, New York, New York 10022, 212-704-2400, Attention: Shareholder Relations. These and other SEC filings by the Company are also available to the public over the Internet at the SEC’s website at http://www.sec.gov and at the Company’s website at http://www.volt.com in the Investor Information section.

VOLT INFORMATION SCIENCES, INC. AND SUBSIDIARIES SUMMARY OF OPERATIONS (UNAUDITED)

	FIRST QUARTER ENDED
	January 27,	January 28,
	2008	2007
(In thousands, except per share data amounts)

Net sales	$590,493	$548,799

(Loss) income before minority interest and income taxes	($21,022)	$1,200
Minority interest	33	-
(Loss) income before income taxes	(20,989)	1,200
Income tax benefit (provision)	7,781	(473)
Net (loss) income	($13,208)	$727

	Per Share Data

Net (loss) income per share-basic and diluted	($0.59)	$0.03

Weighted average number of shares outstanding - basic	22,301	23,161
Weighted average number of shares outstanding - diluted	22,301	23,211

(Notes Follow)

VOLT INFORMATION SCIENCES, INC. AND SUBSIDIARIES SUMMARY OF RESULTS OF OPERATIONS BY SEGMENT (UNAUDITED)

	FIRST QUARTER ENDED
	January 27,	January 28,
	2008	2007
Net Sales:	(Dollars in thousands)

Staffing Services -- Note A
Traditional Staffing	$468,571	$455,095
Managed Services	296,545	294,499
Total Gross Sales	765,116	749,594
Less: Non-Recourse Managed Services	(283,312)	(282,645)
Net Staffing Services	481,804	466,949
Telephone Directory	14,668	17,643
Telecommunications Services	47,203	21,381
Computer Systems	50,783	46,532
Elimination of inter-segment sales	(3,965)	(3,706)

Total Net Sales	$590,493	$548,799

(Loss) Income before Minority Interest and Income Taxes
Staffing Services	$5,469	$5,348
Telephone Directory	662	2,152
Telecommunications Services	(19,165)	(677)
Computer Systems	3,252	5,694
Total Segment Operating (Loss) Profit -- Note B	(9,782)	12,517

General corporate expenses -- Note B	(8,904)	(10,283)
Total Operating (Loss) Profit	(18,686)	2,234

Interest income and other (expense), net	(405)	(319)
Interest expense	(1,622)	(628)
Foreign exchange loss, net	(309)	(87)

(Loss) Income before Minority Interest and Income Taxes	($21,022)	$1,200

(Notes Follow)

VOLT INFORMATION SCIENCES, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEET DATA (Unaudited)

	January 27,	October 28,
	2008	2007
Assets	(Dollars in thousands)
Current Assets
Cash and cash equivalents	$44,089	$40,398
Restricted cash -- Note A	22,546	25,482
Short-term investments	5,097	5,624
Trade receivables, net -- Note C	392,791	417,115
Inventories	40,494	59,950
Recoverable income taxes	5,479	-
Deferred income taxes	16,481	9,629
Prepaid and other assets	31,003	39,927
Total Current Assets	557,980	598,125

Property, plant and equipment, net	73,937	74,709
Insurance and other assets	7,191	6,648
Deferred Income Taxes	7,998	8,125
Goodwill	99,705	98,715
Other intangible assets, net	51,779	53,829
Total Assets	$798,590	$840,151

Liabilities and Stockholders’ Equity
Current Liabilities
Notes payable to bank	$86,037	$84,111
Current portion of long-term debt	521	510
Accounts payable	194,653	214,799
Accrued wages and commissions	58,393	64,049
Accrued taxes other than income taxes	26,920	22,440
Accrued insurance and other accruals	31,046	32,715
Deferred income and other liabilities	39,399	33,785
Income taxes payable	-	4,822
Total Current Liabilities	436,969	457,231

Long-term debt	12,182	12,316
Income taxes	937	-
Deferred income taxes	17,523	18,025
Minority interest	60	43
Stockholders’ Equity	330,919	352,536
Total Liabilities and Stockholders’ Equity	$798,590	$840,151

(Notes Follow)

VOLT INFORMATION SCIENCES, INC. AND SUBSIDIARIES
SUMMARY OF RESULTS OF OPERATIONS BY SEGMENT
(UNAUDITED)

A-

Under certain contracts with customers, the Company manages the customers' alternative staffing requirements, including transactions between the customer and other staffing vendors ("associate vendors"). When payments to associate vendors are subject to the receipt of the customers' payment to the Company, the arrangements are considered non-recourse against the Company and revenue, other than management fees to the Company, is excluded from sales. Cash restricted to cover such obligations is segregated from cash and cash equivalents on the balance sheet.

B-

Operating (loss) profit, a non-GAAP measure, is comprised of net sales less cost of sales (direct costs and overhead). In computing operating (loss) profit, none of the following items have been added or deducted: general corporate expense; interest expense; fees related to sales of accounts receivable; interest income and income taxes.

General corporate expenses, a non-GAAP measure, consist of the Company's shared service centers, and include, among other items, enterprise resource planning, human resources, corporate accounting and finance, treasury, legal and executive functions. In order to leverage the Company's infrastructure, these functions are operated under a centralized management platform, providing support services throughout the organization. The costs of these functions are included within general corporate expenses as they are not directly allocable to a specific category.
C-

Under a securitization program, the receivables related to the staffing solutions business of the Company are sold from time-to-time by the Company, through a 100%-owned consolidated special purpose subsidiary to an unaffiliated third party. The outstanding balance of the participation interest sold was $100.0 million and $120.0 million at January 27, 2008 and October 28, 2007, respectively. Accordingly, the trade receivables included on the January 27, 2008 and October 28, 2007 balance sheets have been reduced to reflect the participation interest sold.

CONTACT:
Volt Information Sciences, Inc.
Jack Egan/Ron Kochman, 212-704-2400
voltinvest@volt.com